EXHIBIT 4
                                                                       ---------


           CERTIFICATE OF POWERS, DESIGNATIONS, PREFERENCES AND RIGHTS

                                     OF THE

                      SERIES D CONVERTIBLE PREFERRED STOCK

                                       OF

                                 ARTISOFT, INC.

            PURSUANT TO SECTION 151(G) OF THE GENERAL CORPORATION LAW
                            OF THE STATE OF DELAWARE


         THE UNDERSIGNED, being the Secretary of Artisoft, Inc., a Delaware corporation (the "Corporation"), DOES HEREBY CERTIFY that, pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the "General Corporation Law"), the following resolutions were duly adopted by the Board of Directors of the Corporation (the "Board of Directors"), and, pursuant to authority conferred upon the Board of Directors by the provisions of the Corporation's certificate of incorporation, as amended and in effect (the "Certificate of Incorporation"), in accordance with Section 141 of the General Corporation Law by express resolution of the Board of Directors, the Board of Directors adopted resolutions fixing the designation and the relative powers, preferences, rights, qualifications, limitations and restrictions of such stock. These composite resolutions are as follows:

         "RESOLVED, that pursuant to authority expressed granted to and vested in the Board of Directors by the provisions of the Certificate of Incorporation, the issuance of a series of preferred stock, par value $1.00 per share, which shall consist of 5,000 of the 11,433,600 shares of preferred stock which the Corporation now has authority to issue, be, and the same hereby is, authorized and designated as "Series D Convertible Preferred Stock" (the "Series D Preferred Stock"). The shares of Series D Preferred Stock shall have the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof (in addition to the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, set forth in the Certificate of Incorporation which may be applicable to the preferred stock of this series) as follows:

         1. Dividends. From and after the date of the issuance of any shares of Series D Preferred Stock, dividends at the rate per annum of $80.00 per share shall accrue on such shares of Series D Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) (the "Accruing Dividends"). Accruing Dividends shall accrue from day to day, whether or not earned or declared, shall be cumulative, shall compound annually, and shall be payable when and as declared by the Board of Directors or, if any Accruing Dividends have not been declared by the Board of Directors, upon the earliest to occur of
(i) a liquidation, dissolution or winding up of the Corporation as contemplated by Section 2; (ii) in connection with the conversion of shares of Series D Preferred Stock pursuant to Section 4, Section 5 and Section 6; or (iii) a redemption as contemplated by Section 7 and Section 8. The Corporation shall not declare, pay or set aside any dividends on any other shares of capital stock of the Corporation (other than dividends on shares of Common Stock payable solely in shares of Common Stock) unless the holders of the Series D Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series D Preferred Stock in an amount at least equal to (i) the amount of the aggregate Accruing Dividends then accrued on such share of Series D Preferred Stock and not previously paid plus (ii) (A) in the case of a dividend on Common Stock or any class or series that is convertible into

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      Certificate of Powers, Designations, Preferences and Rights - Page 2

Common Stock, that dividend per share of Series D Preferred Stock as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all such shares of such class or series had been converted into Common Stock and (2) the number of shares of Common Stock issuable upon conversion of a share of Series D Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (B) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series D Preferred Stock determined by dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock and multiplying such fraction by an amount equal to $1,000 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting the number of issued and outstanding shares of Series D Preferred Stock) (such amount, as so adjusted from time to time, being hereinafter referred to as the "Series D Original Issue Price").

         2. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

                  (a) Preferential Payments to Holders of Series D Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series D Preferred Stock then outstanding shall be entitled to be paid out of the assets available for distribution to its stockholders, before any payment shall be made to the holders of Common Stock or any other class or series of capital stock ranking on liquidation junior to the Series D Preferred Stock by reason of their ownership thereof, an amount per share equal to the greater of (1) the Series D Original Issue Price plus an amount equal to all Accruing Dividends unpaid thereon (whether or not declared) plus any dividends declared but unpaid thereon and (2) such amount per share as would have been payable had all shares of Series D Convertible Preferred Stock been converted into shares of Common Stock pursuant to the applicable provisions of Section 4 immediately prior to such liquidation, dissolution or winding-up. The aggregate amount which a holder of a share of Series D Preferred Stock is entitled to receive under this Section 2(a) is hereinafter referred to as the "Series D Liquidation Amount". If upon any such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series D Preferred Stock the full amount to which they shall be entitled under this Section 2(a), then the holders of shares of Series D Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

                  (b) Distribution of Remaining Assets. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the payment of all preferential amounts required to be paid to the holders of shares of Series D Preferred Stock under Section 2(a) (and any other series of preferred stock of the Corporation ranking on liquidation senior to the Common Stock), the remaining assets of the Corporation available for distribution to the Corporation's stockholders shall be distributed among the holders of the shares of Common Stock, pro rata based on the number of shares held by each such holder.

                  (c) Deemed Liquidation Events.

                           (i) The following events shall be deemed to be a
liquidation of the Corporation for purposes of this Section 2, unless the holders of at least a majority in interest of the Series D Preferred Stock elect otherwise by written notice given to the Corporation at least 10 days prior to the effective date of any such event (any such event, unless such an election is made, is referred to as a "Deemed Liquidation Event"):

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      Certificate of Powers, Designations, Preferences and Rights - Page 3

                           (A)  a merger or consolidation in which

                                (I)  the Corporation is a constituent party or

                                (II) a subsidiary of the Corporation is a
                                     constituent party and the Corporation
                                     issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation (provided that, for the purpose of this Section 2(c)(i), all shares of Common Stock issuable upon exercise of Options (as defined below) outstanding immediately prior to such merger or consolidation or upon conversion of Convertible Securities (as defined below) outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of Common Stock are converted or exchanged);

                           (B) the sale, lease, transfer, exclusive license or
other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole or the sale of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation; or

                           (C) a transaction or series of related transactions
in which a person or a group of persons (as defined in Rule 13d-5(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) acquires beneficial ownership (as determined in accordance with Rule 13d-3 under the Exchange Act) of a majority of voting power of the voting shares of the Corporation (such an acquisition of voting control is referred to as a "Voting Change").

                           (ii) The Corporation shall not have the power to
effect a Deemed Liquidation Event pursuant to Section 2(c)(i)(A)(I) above unless the agreement or plan of merger or consolidation provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2(a) and 2(b) above.

                           (iii) In the event of a Deemed Liquidation Event
pursuant to Section 2(c)(i)(A)(II) or Section 2(c)(i)(B) above, if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within 30 days after such Deemed Liquidation Event, then (A) the Corporation shall deliver a written notice to each holder of Series D Preferred Stock no later than the 30th day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (B) to require the redemption of such shares of Series D Preferred Stock, and (B) if the holders of at least a majority of the then outstanding shares of Series D Preferred Stock so request in a written instrument delivered to the Corporation not later than 45 days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained

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      Certificate of Powers, Designations, Preferences and Rights - Page 4

liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors) (the "Net Proceeds"), to the extent legally available therefor, on the 45th day after such Deemed Liquidation Event (the "Liquidation Redemption Date"), to redeem all outstanding shares of Series D Preferred Stock at a price per share equal to the Series D Liquidation Amount. In the event of a redemption pursuant to the preceding sentence, if the Net Proceeds are not sufficient to redeem all outstanding shares of Series D Preferred Stock and of any other series of preferred stock ranking on redemption on parity with the Series D Preferred Stock that is required to be redeemed, or if the Corporation does not have sufficient lawfully available funds to effect such redemption, the Corporation shall redeem a pro rata portion of each holder's shares of Series D Preferred Stock to the fullest extent of such Net Proceeds or such lawfully available funds, as the case may be, and, where such redemption is limited by the amount of lawfully available funds, the Corporation shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor. Prior to the distribution or redemption provided for in this Section 2(c)(iii), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event or in the ordinary course of business.

                           (iv) If, in connection with a Voting Change, the
acquirer(s) in such transaction (or series of related transactions) does not pay in full the entire Series D Liquidation Amount in accordance with Section 2(a) to the holders of the Series D Preferred Stock in preference to any payments to the Corporation and/or the sellers of capital stock in such transaction (or series of related transaction), then the holders of at least a majority of the then outstanding shares of Series D Preferred Stock may cause the Corporation to redeem all outstanding shares of Series D Preferred Stock at a price per share equal to the Series D Liquidation Amount. In the event of a redemption pursuant to the preceding sentence, if the assets of the Corporation are not sufficient to redeem all outstanding shares of Series D Preferred Stock and of any other series of preferred stock ranking on redemption on parity with the Series D Preferred Stock that is required to be redeemed, or if the Corporation does not have sufficient lawfully available funds to effect such redemption, the Corporation shall redeem a pro rata portion of each holder's shares of Series D Preferred Stock to the fullest extent of such lawfully available funds and the Corporation shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor. Prior to the distribution or redemption provided for in this Section 2(c)(iv), the Corporation shall not expend or dissipate the consideration received in connection with a Voting Change, except in the ordinary course of business.

                           (v) The amount deemed paid or distributed to the
holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. If the amount deemed paid or distributed under this Section 2(c)(v) is made in property other than in cash, the value of such distribution shall be the fair market value of such property, determined as follows:

                                    (A) For securities not subject to investment
letters or other similar restrictions on free marketability,

                                             (1) if traded on a securities
exchange or the NASDAQ Stock Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or market over the thirty-day (30) period ending three (3) days prior to the closing of such transaction resulting in a Deemed Liquidation Event;

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      Certificate of Powers, Designations, Preferences and Rights - Page 5

                                             (2) if actively traded
over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty-day (30) day period ending three (3) days prior to the closing of such transaction resulting in a Deemed Liquidation Event; or

                                             (3) if there is no active public
market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors.

                                    (B) The method of valuation of securities
subject to investment letters or other similar restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall take into account an appropriate discount (as determined in good faith by the Board of Directors) from the market value as determined pursuant to clause (A) above so as to reflect the approximate fair market value thereof.

         3. Voting; Certain Actions.

                  (a) General. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series D Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series D Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter.

                  (b) Certain Actions. For as long as at least 2,500 shares of the Series D Preferred Stock issued pursuant to that certain Securities Purchase Agreement dated on or about February 9, 2006 by and among the Corporation and the other parties thereto (as such agreement is amended and in effect from time to time, the "2006 Purchase Agreement") are issued and outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Corporation's certificate of incorporation) the written consent or affirmative vote of the holders of at least a majority in interest of the then issued and outstanding shares of Series D Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class:

                           (i) (1) alter or change the rights, preferences or
privileges of the Series D Preferred Stock or (2) amend, alter or repeal any provision of the certificate of incorporation or bylaws of the Corporation;

                           (ii) create or authorize the creation of any
additional class or series of shares of stock (or any debt security which by its terms is convertible into or exchangeable for any equity security of the Corporation and any security which is a combination of debt and equity) unless the same ranks junior to the Common Stock as to dividends and the distribution of assets on the liquidation, dissolution or winding up of the Corporation; or issue, or agree to issue, any equity security (or any security convertible, exercisable or exchangeable for or into any equity security);

                           (iii) issue, or obligate itself to issue, any shares
of the Corporation's capital stock (or any debt security which by its terms is convertible into or exchangeable for any equity security of the Corporation and any security which is a combination of debt and equity), including, without limitation, shares of Series D Preferred Stock and shares of Common Stock, except (1) the issuance of shares of Common Stock in connection with the conversion of shares of Series D Preferred Stock; and (2) the issuance of the shares of Common Stock described in Section 4(d)(i)(D)(II);

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      Certificate of Powers, Designations, Preferences and Rights - Page 6

                           (iv) change the number of shares of capital stock of
the Corporation reserved for grants or issuance to employees, directors, contractors or consultants under the Corporation's equity incentive plans;

                           (v) approve or engage in any transaction (or series
of related transactions) for the acquisition of any other Person (other than a direct or indirect subsidiary of the Corporation) or business or all or substantially all of the assets of another Person (other than a direct or indirect subsidiary of the Corporation) (for purposes hereof, the term "Person" shall mean an individual, corporation, trust, partnership, limited liability company, joint venture, unincorporated organization, government body or any agency or political subdivision thereof, or any other entity);

                           (vi) liquidate, dissolve or wind-up the business and
affairs of the Corporation, effect any Deemed Liquidation Event, or consent to any of the foregoing;

                           (vii) purchase or redeem, or set aside any sums for
the purchase or redemption of, or pay any dividend or make any distribution on, any shares of capital stock of the Corporation or permit any subsidiary to do any of the foregoing except for (1) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock; (2) redemption of shares of Series D Preferred Stock contemplated by Section 2 and
Section 7 hereof; (3) the dividends and/or distributions with respect to shares of Series D Preferred Stock contemplated by Sections 2, 4, 5, 6, and 7; and (4) the repurchase of shares of Common Stock from employees or consultants at the original purchase price thereof pursuant to awards granted prior to the date hereof under a stock plan approved by the Board of Directors; and

                           (viii) increase or decrease the number of directors
constituting the size of the Board of Directors from seven (7) members.

         4. Optional Conversion.

         The holders of the Series D Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                  (a) Right to Convert. Each share of Series D Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series D Original Issue Price by the Series D Conversion Price (as defined below) in effect at the time of conversion. The "Series D Conversion Price" shall initially be equal to $1.20. Such initial Series D Conversion Price, and the rate at which shares of Series D Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below. In the event of a Notice of Redemption of any shares of Series D Preferred Stock pursuant to Section 7, the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the last full day preceding the date fixed for redemption, unless the Series D Redemption Price is not fully paid on such Redemption Date, in which case the Conversion Rights for such shares shall continue until such price is paid in full.

                  (b) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series D Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total

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      Certificate of Powers, Designations, Preferences and Rights - Page 7

number of shares of Series D Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

                  (c) Mechanics of Conversion.

                           (i) In order for a holder of Series D Preferred Stock
to voluntarily convert shares of Series D Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series D Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series D Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series D Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the "Conversion Time"), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time, issue and deliver to such holder of Series D Preferred Stock, or to his, her or its nominees, (1) a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share and (2) a certificate or certificates for the number of shares of Common Stock determined pursuant to Section 4(c)(vi).

                           (ii) The Corporation shall at all times when the
Series D Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series D Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series D Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series D Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Corporation's certificate of incorporation. Before taking any action which would cause an adjustment reducing the Series D Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series D Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Series D Conversion Price.

                           (iii) All shares of Series D Preferred Stock which
shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor. Any shares of Series D Preferred Stock so converted shall be retired and cancelled and shall not be reissued as shares of such series, and the Corporation (without the

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need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Series D Preferred Stock accordingly.

                           (iv) Upon any such conversion, no adjustment to the
Series D Conversion Price shall be made for any declared but unpaid dividends on the Series D Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

                           (v) The Corporation shall pay any and all issue and
other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series D Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series D Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

                           (vi) Notwithstanding anything to the contrary set
forth herein, at the time of conversion of any shares of Series D Preferred Stock into shares of Common Stock, any dividends that are payable on such shares of Series D Preferred Stock (including, without any limitation, any Accruing Dividends) shall be payable to the holder of such shares of Series D Preferred Stock in shares of Common Stock at a per share price equal to the Series D Conversion Price then in effect.

                  (d) Adjustments to Series D Conversion Price for Diluting Issues.

                           (i) Special Definitions. The following terms have the
following meanings:

                                    (A) "Option" shall mean rights, options or
warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

                                    (B) "Series D Original Issue Date" shall
mean the date on which the first share of Series D Preferred Stock was issued.

                                    (C) "Convertible Securities" shall mean any
evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

                                    (D) "Additional Shares of Common Stock"
shall mean all shares of Common Stock issued (or, pursuant to Section 4(d)(iii) below, deemed to be issued) by the Corporation after the Series D Original Issue Date, other than the following shares of Common Stock, and shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (collectively, "Exempted Securities"):

                                             (I) shares of Common Stock, Options
or Convertible Securities issued or deemed issued as a dividend or distribution on Series D Preferred Stock;

                                             (II) shares of Common Stock,
Options or Convertible Securities issued or deemed issued as a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Section 4(e), Section 4(f), Section 4(g) and Section 4(h) below;

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      Certificate of Powers, Designations, Preferences and Rights - Page 9

                                             (III) up to an aggregate of
7,088,006 shares of Common Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combinations or other similar recapitalization affecting such shares), including Options therefor, authorized under the Corporation's various stock option plans in effect as of the Series D Original Issue Date, of which no shares of Common Stock have been issued as restricted stock as of the Series D Original Issue Date or are issuable upon the exercise of Options outstanding as of the Series D Original Issue Date and 7,088,006 shares of Common Stock are issuable to employees, consultants or directors pursuant to stock option, stock grant, stock purchase or similar plans or arrangements approved by the Board of Directors or a committee thereof;

                                             (IV) shares of Common Stock or
Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security; and

                                             (IV) the issuance of the Additional
Warrants (as defined in the 2006 Purchase Agreement) and the shares of Common Stock issued or issuable in connection with the exercise thereof.

                           (ii) No Adjustment of Series D Conversion Price. No
adjustment in the Series D Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if: (a) the consideration per share (determined pursuant to Section 4(d)(v)) for such Additional Shares of Common Stock issued or deemed to be issued by the Corporation is equal to or greater than the applicable Series D Conversion Price in effect immediately prior to the issuance or deemed issuance of such Additional Shares of Common Stock, or (b) prior to such issuance or deemed issuance, the Corporation receives written notice from the holders of at least a majority of the then outstanding shares of Series D Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

                           (iii) Deemed Issue of Additional Shares of Common
Stock.

                                    (A) If the Corporation at any time or from
time to time after the Series D Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities and excluding Convertible Securities issued upon the exercise of Options) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time the Option is granted or the Convertible Security is issued or, in case such a record date shall have been fixed, as of the close of business on such record date.

                                    (B) If the terms of any Option or
Convertible Security, the issuance of which resulted in an adjustment to the Series D Conversion Price pursuant to the terms of Section 4(d)(iv) below, are revised (either automatically pursuant to the provisions contained therein or as a result of an amendment to such terms) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security and/or (2) any increase or decrease in the consideration payable to the Corporation upon such

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      Certificate of Powers, Designations, Preferences and Rights - Page 10

exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Series D Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Series D Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (B) shall have the effect of increasing the Series D Conversion Price to an amount which exceeds the lower of (i) the Series D Conversion Price on the original adjustment date, or (ii) the Series D Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

                                    (C) If the terms of any Option or
Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities and excluding Convertible Securities issued upon the exercise of Options), the issuance of which did not result in an adjustment to the Series D Conversion Price pursuant to the terms of Section 4(d)(iv) below (either because the consideration per share (determined pursuant to Section 4(d)(v) hereof) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Series D Conversion Price then in effect, or because such Option or Convertible Security was issued before the Series D Original Issue Date), are revised after the Series D Original Issue Date (either automatically pursuant to the provisions contained therein or as a result of an amendment to such terms) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Section 4(d)(iii)(A) above) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

                           (iv) Adjustment of Series D Conversion Price Upon
Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Series D Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4(d)(iii)), without consideration or for a consideration per share less than the applicable Series D Conversion Price in effect immediately prior to such issue, then the Series D Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

                                    CP2 = CP1 multiplied by  (A + B) / (A + C)

                                    For purposes of the foregoing formula, the
following definitions shall apply:

                                    (I) "CP2" shall mean the Series D Conversion
                           Price in effect immediately after such issue of Additional Shares of Common Stock;

                                    (II) "CP1" shall mean the Series D
                           Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock;

                                    (III) "A" shall mean the number of (i)
                           shares of Common Stock and (ii) shares of Common Stock issuable upon conversion or exercise of Convertible Securities, in each case outstanding immediately prior to such issue of Additional Shares of Common Stock;

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      Certificate of Powers, Designations, Preferences and Rights - Page 11

                                    (IV) "B" shall mean the number of shares of
                           Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of the issuance of such Additional Shares of Common Stock by CP1); and

                                    (V) "C" shall mean the number of Additional
                           Shares of Common Stock issued in such transaction.

                           (v) Determination of Consideration. For purposes of
this Section 4(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                           (A) Cash and Property: Such consideration shall:

                                    (I) insofar as it consists of cash, be
                           computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

                                    (II) insofar as it consists of property
                           other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                                    (III) in the event Additional Shares of
                           Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, as determined in good faith by the Board of Directors.

                           (B) Options and Convertible Securities. The
consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 4(d)(iii), relating to Options and Convertible Securities, shall be determined by dividing

                                    (I) the total amount, if any, received or
                           receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

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      Certificate of Powers, Designations, Preferences and Rights - Page 12

                                    (II) the maximum number of shares of Common
                           Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options and Convertible Securities and the conversion or exchange of such Convertible Securities.

                           (vi) Multiple Closing Dates. In the event the
Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Series D Conversion Price pursuant to the terms of Section 4(d)(iv) above, and such issuance dates occur within a period of no more than 30 days from the first such issuance to the final such issuance, then, upon the final such issuance, the Series D Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

                  (e) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Series D Original Issue Date effect a subdivision of the outstanding Common Stock, the Series D Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Series D Original Issue Date combine the outstanding shares of Common Stock, the Series D Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this Section 4(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

                  (f) Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series D Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Series D Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Series D Conversion Price then in effect by a fraction:

                  (1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

                  (2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series D Conversion Price shall be

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      Certificate of Powers, Designations, Preferences and Rights - Page 13

recomputed accordingly as of the close of business on such record date and thereafter the Series D Conversion Price shall be adjusted pursuant to this
Section 4(f) as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made if the holders of Series D Preferred Stock simultaneously receive (i) a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series D Preferred Stock had been converted into Common Stock on the date of such event or (ii) a dividend or other distribution of shares of Series D Preferred Stock which are convertible, as of the date of such event, into such number of shares of Common Stock as is equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such dividend or distribution.

                  (g) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series D Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section (1) do not apply to such dividend or distribution, then and in each such event the holders of Series D Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Series D Preferred Stock had been converted into Common Stock on the date of such event.

                  (h) Adjustment for Merger or Reorganization, etc. Subject to the provisions of Section 2(c), if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Series D Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Sections 4(e), 4(f) or 4(g), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series D Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series D Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Series D Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Series D Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series D Preferred Stock.

                  (i) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series D Conversion Price pursuant to this
Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than 10 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series D Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series D Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series D Preferred Stock (but in any event not later than 10 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Series D Conversion Price then in effect, and (ii) the number

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      Certificate of Powers, Designations, Preferences and Rights - Page 14

of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series D Preferred Stock.

                  (j) Notice of Record Date. In the event:

                           (i) the Corporation shall take a record of the
holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series D Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

                           (ii) of any capital reorganization of the
Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or

                           (iii) of the voluntary or involuntary dissolution,
liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Series D Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Series D Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Series D Preferred Stock and the Common Stock. Such notice shall be sent at least 20 days prior to the record date or effective date for the event specified in such notice. Any notice required by the provisions hereof to be given to a holder of shares of Preferred Stock shall be deemed sent to such holder if deposited in the United States mail, postage prepaid, and addressed to such holder at his, her or its address appearing on the books of the Corporation.

         5. Mandatory Conversion.

                  (a) Upon the earlier of (A) the closing of the sale of shares of Common Stock to the public at a price of at least three (3) times the Series D Original Issue Price (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $50,000,000 of gross proceeds to the Corporation ("Triggering IPO") or (B) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at a majority in interest of the then outstanding shares of Series D Preferred Stock (a "Triggering Election") (the time of such closing of a Triggering IPO, or the date and time specified or the time of the event specified in such vote or written consent relating to a Triggering Election is referred to herein as the "Mandatory Conversion Time"), except as otherwise provided in Section 8, (i) all outstanding shares of Series D Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate (and any dividends that are payable on the shares of Series D Preferred Stock (including, without any limitation, any Accruing Dividends) shall be payable to the holder(s) thereof in shares of Common Stock at a per share price equal to the Series D Conversion Price then in effect) and (ii) such shares may not be reissued by the Corporation. Notwithstanding anything to the contrary set forth herein, the holders of Series D

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      Certificate of Powers, Designations, Preferences and Rights - Page 15

Preferred Stock that made a Triggering Election may revoke or otherwise suspend such election at any time on or before the Mandatory Conversion Time relating to such Triggering Election.

                  (b) All holders of record of shares of Series D Preferred Stock shall be given written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Series D Preferred Stock pursuant to this Section 5. In connection with a Triggering Election, the Corporation shall give such notice at least 10 days before the date and time of the Mandatory Conversion Time relating to such Triggering Election (such notice is referred to as the "Triggering Election Notice"). In connection with a Triggering IPO, such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time relating to such Triggering IPO. Such notice shall be sent by first class or registered mail, postage prepaid, or given by electronic communication in compliance with the provisions of the General Corporation Law, to each record holder of Series D Preferred Stock. Upon receipt of such notice, each holder of shares of Series D Preferred Stock shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 5. At the Mandatory Conversion Time, all outstanding shares of Series D Preferred Stock shall be deemed to have been converted into shares of Common Stock, which shall be deemed to be outstanding of record, and all rights with respect to the Series D Preferred Stock so converted, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the last sentence of this Section 5(b). If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. As soon as practicable after the Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Series D Preferred Stock, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions of this Section 5 together with (1) cash as provided in Section 4(b) in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion and (2) an additional number of shares Common Stock determined in accordance with Section 4(c)(iv).

                  (c) All certificates evidencing shares of Series D Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the Mandatory Conversion Time, be deemed to have been retired and cancelled and the shares of Series D Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. Such converted Series D Preferred Stock may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series D Preferred Stock accordingly.

         6. Special Conversion.

                  (a) If within 180 days after the Series D Original Issue Date, the Corporation consummates a Future Financing Transaction (as defined below) (the timing of such closing of such Future Financing Transaction is referred to as the "Special Conversion Time"), then all outstanding shares of Series D Preferred Stock shall automatically be deemed converted into the right to receive a number of

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      Certificate of Powers, Designations, Preferences and Rights - Page 16

full shares of the Future Financing Securities (as defined below) equal to the quotient of (i) the Series D Liquidation Amount (calculated as of Special Closing Time) divided by (ii) the price per share paid by the investors for the Future Financing Securities issued in such Future Financing Transaction. No fractional shares of Future Financing Securities shall be issued upon conversion of the Series D Preferred Stock pursuant to this Section 6. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the price per share of one (1) share of the Future Financing Securities sold in the Future Financing Transaction. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series D Preferred Stock the holder is at the time converting into shares of Future Financing Securities and the aggregate number of shares of Future Financing Securities issuable upon such conversion. All shares of Series D Preferred Stock converted pursuant to this Section 6 may not be reissued by the Corporation.

                  (b) The holders of Series D Preferred Stock shall, upon conversion of such shares pursuant to this Section 6, be entitled to all rights granted to any purchaser of Future Financing Securities in the Future Financing Transaction. Any conversion pursuant to this Section 6 shall be deemed for all purposes to have been effected immediately prior to consummation of the Future Financing Transaction. The Corporation shall pay all documentary, stamp or other transactional taxes attributable to the issuance of the Future Financing Securities. All shares of Future Financing Securities deliverable upon conversion of shares of Series D Preferred Stock pursuant to this Section 6 shall be duly authorized, validly issued and fully paid and non-assessable.

                  (c) All holders of record of shares of Series D Preferred Stock shall be given written notice of the Special Conversion Time and the place designated for mandatory conversion of all such shares of Series D Preferred Stock pursuant to this Section 6. Such notice need not be sent in advance of the occurrence of the Special Conversion Time. Such notice shall be sent by first class or registered mail, postage prepaid, or given by electronic communication in compliance with the provisions of the General Corporation Law, to each record holder of Series D Preferred Stock. Upon receipt of such notice, each holder of shares of Series D Preferred Stock shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Future Financing Securities to which such holder is entitled pursuant to this Section 6. At the Special Conversion Time, all outstanding shares of Series D Preferred Stock shall be deemed to have been converted into shares of the Future Financing Securities, which shall be deemed to be outstanding of record, and all rights with respect to the Series D Preferred Stock so converted, including the rights, if any, to receive notices and vote (other than as a holder of Future Financing Securities), will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the last sentence of this Section 6(c). If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. As soon as practicable after the Special Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Series D Preferred Stock, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Future Financing Securities issuable on such conversion in accordance with the provisions of this Section 6 together with cash as provided in Section 6(a) in respect of any fraction of a share of Future Financing Securities otherwise issuable upon such conversion.

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      Certificate of Powers, Designations, Preferences and Rights - Page 17

                  (d) All certificates evidencing shares of Series D Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the Special Conversion Time, be deemed to have been retired and cancelled and the shares of Series D Preferred Stock represented thereby converted into shares of Future Financing Securities for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. Such converted Series D Preferred Stock may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series D Preferred Stock accordingly.

                  (e) The following terms have the following meanings:

                           (i) "Future Financing Transaction" shall mean any
financing (or series of related financings) of the Corporation (other than in connection with the Corporation's sale of Series D Preferred Stock and warrants to purchase shares of Common Stock pursuant to the 2006 Purchase Agreement) that closes within 180 days after the Series D Original Issue Date and involves the issuance of any securities or instruments (other than debt securities with no equity feature) of the Corporation in which the aggregate gross proceeds to the Corporation equals or exceeds $10 million; and

                           (ii) "Future Financing Security" shall mean the class
and type of any security, instrument or indebtedness (but not indebtedness with no equity feature) of the Corporation issued to investors at the closing of a Future Financing Transaction (but excluding the conversion of the shares of Series D Preferred Stock pursuant to this Section 6 and the issuance of Additional Warrants (as defined in the 2006 Purchase Agreement) pursuant to the terms of the 2006 Purchase Agreement).

         7. Redemption.

                  (a) Redemption. Shares of Series D Preferred Stock shall be redeemed by the Corporation out of funds lawfully available therefor at a price equal to, for each share of Series D Preferred Stock, the Series D Original Issue Price, plus all declared and unpaid dividends thereon, including, without limitation, the Accrued Dividends, whether or not declared (the "Series D Redemption Price"). Shares of Series D Preferred Stock shall be redeemed in three (3) equal annual installments commencing 30 days after receipt by the Corporation at any time on or after February 9, 2009, from the holders of at least a majority of the issued and outstanding shares of Series D Preferred Stock, consenting or voting (as the case may be) as a separate class, of written notice requesting redemption of all shares of Series D Preferred Stock (the date of each such installment being referred to as a "Redemption Date"). On each Redemption Date, the Corporation shall redeem, on a pro rata basis in accordance with the number of shares of Series D Preferred Stock owned by each holder, that number of outstanding shares of Series D Preferred Stock determined by dividing
(i) the total number of shares of Series D Preferred Stock outstanding immediately prior to such Redemption Date by (ii) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies). If the Corporation does not have sufficient funds legally available to redeem on any Redemption Date all shares of Series D Preferred Stock, the Corporation shall redeem a pro rata portion of each holder's redeemable shares of Series D Preferred Stock out of funds legally available therefor, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the legally available funds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor.

                  (b) Redemption Notice. Not less than 15 days prior to each Redemption Date, written notice of the mandatory redemption (the "Redemption Notice") shall be mailed, postage prepaid, to each holder of record of Series D Preferred Stock to be redeemed such date, at its post office address

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      Certificate of Powers, Designations, Preferences and Rights - Page 18

last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law. Each Redemption Notice shall state:

                                            (I) the number of shares of Series D
                                    Preferred Stock held by the holder that the Corporation shall redeem on the Redemption Date;

                                            (II) the Redemption Date and the
                                    Series D Redemption Price;

                                            (III) the date upon which the
                                    holder's right to convert such shares
                                    terminates (as determined in accordance with Section 4(a)); and

                                            (IV) that the holder is to surrender
                                    to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Series D Preferred Stock to be redeemed on such date.

                  (c) Surrender of Certificates, Payment. On or before the applicable Redemption Date, each holder of shares of Series D Preferred Stock to be redeemed on such Redemption Date, unless such holder has exercised his, her or its right to convert such shares as provided in Section 4 hereof, shall surrender the certificate or certificates representing such shares to the Corporation, in the manner and at the place designated in the Series D Redemption Notice, and thereupon the Series D Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event less than all of the shares of Series D Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Series D Preferred Stock shall promptly be issued to such holder.

                  (d) Rights Subsequent to Redemption. If the Redemption Notice shall have been duly given, and if on the applicable Redemption Date, the Series D Redemption Price payable upon redemption of the shares of Series D Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor, then notwithstanding that the certificates evidencing any of the shares of Series D Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Series D Preferred Stock shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Series D Redemption Price without interest upon surrender of their certificate or certificates therefor.

                  (e) Redeemed or Otherwise Reacquired Stock. Any shares of Series D Preferred Stock which are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately canceled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Series D Preferred Stock following redemption.

                  (f) Failure to Redeem. If the Corporation fails, for any reason or for no reason, to redeem within 30 days of a Redemption Date any or all of the then outstanding shares of Series D Preferred Stock entitled to be redeemed on such date in accordance with the terms and conditions of this
Section 7 , then interest shall accrue cumulatively on any unpaid amount at a rate of 1% per each 30-day period or portion thereof that such amounts remain outstanding up through and until such date as the Corporation satisfies its redemption obligation.

      Certificate of Powers, Designations, Preferences and Rights - Page 19

         8. Special Redemption.

                  (a) Special Redemption. If within five (5) days after the date on which the Corporation delivers a Triggering Election Notice to the holders of Series D Preferred Stock in accordance with Section 5(b), any holder of Series D Preferred Stock delivers a written notice (a "Special Redemption Notice") to the Corporation stating that such holder elects to have the Corporation redeem all (but not less than all) of such holder's shares of Series D Preferred Stock (instead of such shares being converted into shares of Common Stock pursuant to Section 5) (all shares of Series D Preferred Stock subject to such notices so delivered to the Corporation are referred to as the "Special Redemption Shares"), then such shares shall be redeemed by the Corporation out of funds lawfully available therefor at a price equal to, for each such share of Series D Preferred Stock to be redeemed pursuant to this Section 8, the Series D Original Issue Price, plus all declared and unpaid dividends thereon, including, without limitation, the Accrued Dividends, whether or not declared, in each case, as of the date that is the expiration of such 5-day period (the "Special Redemption Price"). The Special Redemption Shares shall be redeemed on the date specified in the Triggering Election Notice (the date of such redemption being referred to as a "Special Redemption Date"). On the Special Redemption Date, the Corporation shall redeem all Special Redemption Shares.

                  (b) Surrender of Certificates, Payment. On or before the Special Redemption Date, each holder of Special Redemption Shares shall surrender the certificate or certificates representing such shares to the Corporation, and thereupon the Special Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired.

                  (c) Rights Subsequent to Redemption. If on the Special Redemption Date, the Special Redemption Price payable upon redemption of the Special Redemption Shares paid or tendered for payment or deposited with an independent payment agent so as to be available therefor, then notwithstanding that the certificates evidencing any of the Special Redemption Shares so called for redemption shall not have been surrendered, dividends with respect to such Special Redemption Shares shall cease to accrue after the Special Redemption Date and all rights with respect to such shares shall forthwith after the Special Redemption Date terminate, except only the right of the holders to receive the Special Redemption Price without interest upon surrender of their certificate or certificates therefor.

                  (d) Redeemed or Otherwise Reacquired Stock. Any Special Redemption Shares which are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately canceled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of the Special Redemption Shares following redemption.

                  (e) Failure to Redeem; Effects. If the Corporation fails, for any reason or for no reason, to redeem all Special Redemption Shares on the Special Redemption Date, then the holders of the Special Redemption Shares shall sell such shares to any person(s) that the Corporation designates, and such holders and such designee(s) shall effect the purchase and sale of such Special Redemption Shares at the Special Redemption Price. If for whatever reason such purchase and sale does not occur, then, notwithstanding anything to the contrary set forth herein, the Special Redemption Shares shall not be converted pursuant to Section 5 and shall remain outstanding.

         9. Waiver. Any of the rights, powers preferences and other terms of the Series D Preferred Stock set forth herein may be waived on behalf of all holders of Series D Preferred Stock by the affirmative consent or vote of the holders of at least a majority of the shares of Series D Preferred Stock then outstanding."

  Signature Page to Certificate of Powers, Designations, Preferences and Rights

         IN WITNESS WHEREOF, this Certificate of Powers, Designations, Preferences and Rights of has been executed by a duly authorized officer of the Corporation on this 9th day of February, 2006.




                                             By: /s/ KEN CLINEBELL
                                                 -----------------------
                                                 Name: Ken Clinebell
                                                 Title:  CFO - Interim